Assured Guaranty Announces New Senior Management Positions

Robert Bailenson Promoted to COO; Benjamin Rosenblum to Succeed Him as CFO
Hamilton, Bermuda, November 7, 2023 -- Assured Guaranty Ltd. (NYSE:AGO) (Assured Guaranty or the Company) announced that, as of January 1, 2024, Chief Financial Officer Robert A. Bailenson will be appointed Chief Operating Officer, and Chief Actuary Benjamin G. Rosenblum will succeed him as Chief Financial Officer.
“Assured Guaranty has a deep, highly experienced, and well-established senior management team, and these promotions further reinforce the core of Assured Guaranty’s steady leadership,” said Dominic J. Frederico, President and Chief Executive Officer. “Rob and Ben have each been with the company for many years and have an extensive understanding of our strategies, markets, business practices, and the unique characteristics of the financial guaranty business. We are taking these steps now to elevate them in recognition of their talents and contributions to the Company and to leverage their leadership abilities in pursuit of our strategic objectives."
As COO, Mr. Bailenson will be responsible for various strategic initiatives as Assured Guaranty seeks to grow its business and increase its returns through increased earnings from insurance and asset management, higher investment returns, and capital efficiencies. Specifically, he will assume responsibility over the company’s financial guaranty underwriting businesses and origination strategies worldwide, as well as other initiatives for revenue generation. He will also be in charge of Investor Relations and Corporate Communications, Information Technology, and the AG Analytics subsidiary. He will continue to work closely with President and CEO Dominic Frederico in setting the strategic direction of the Company and in the execution of corporate priorities.
As CFO, Mr. Rosenblum will assume responsibility for the operations of critical financial functions. As Chief Actuary, he has already been leading the Accounting, Financial Reporting, Sarbanes-Oxley controls, Portfolio Analytics and Quantitative Analytics departments and will continue to do so as CFO. In addition, he will oversee Treasury, Tax, and Investment Management.
Mr. Bailenson has been with Assured Guaranty and its predecessor companies since 1990. He has been Chief Financial Officer of Assured Guaranty Ltd. since June 2011 and held a number of previous leadership positions with Assured Guaranty and its predecessor companies. He has been instrumental in some of the Company’s most significant strategic initiatives, including the IPO of Assured Guaranty Ltd. and the acquisition of Financial Security Assurance Inc. (now Assured Guaranty Municipal Corp., or AGM), as well as acquisitions of other legacy financial guarantors. As CFO, he began the execution of our capital management program in 2013, which has resulted in the repurchase of more than $4.8 billion of AGO common shares since then, led the execution of various Assured Guaranty debt offerings and refinancings, and he has been a leader in efforts to grow the Company’s asset management earnings. He also spearheaded myriad improvements to the Company’s accounting, disclosure, and treasury operations. Prior to joining the Company, he worked at Ernst & Young LLP.

Mr. Rosenblum joined Assured Guaranty in 2004 and has been its Chief Actuary since 2010. In 2015, he also became Senior Managing Director in charge of Insurance Accounting and Financial Reporting. Prior to joining Assured Guaranty, he worked for nearly ten years as an actuary with his primary focus on loss reserving and developing actuarial systems and financial projections in the insurance industry. He has been an invaluable contributor to the Company’s risk analysis, loss projection and reserve calculations as it faced numerous business challenges over the years, including the global financial crisis of 2008, the integration of AGM in 2009, and the defaults of Detroit and Puerto Rico, for example. Most recently, he was instrumental in completing the transaction that resulted in the combination of Assured Investment Management with Sound Point Capital Management.
About Assured Guaranty Ltd.
Assured Guaranty Ltd. is a publicly traded (NYSE: AGO), Bermuda-based holding company. Through its subsidiaries, Assured Guaranty provides credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. Assured Guaranty also participates in the asset management business through its ownership interest in Sound Point. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect Assured Guaranty’s current views with respect to future events and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These risks and uncertainties include, but are not limited to, difficulties executing Assured Guaranty’s business strategy; loss of key personnel; the possibility that strategic transactions made by Assured Guaranty, including the consummation of the transaction with Sound Point, do not result in the benefits anticipated or subject Assured Guaranty to negative consequences; and other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in Assured Guaranty’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of November 7, 2023. Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Vice President, Media Relations
212-408-6042
adurani@agltd.com

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